As filed with the Securities and Exchange Commission on September 19, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3D

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF

AMERICA, INC.

(Exact name of registrant as specified in its charter)

Maryland	27-3279039
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

405 Park Avenue, 15th Floor

New York, New York 10022

(212) 415-6500

(Address, Including Zip Code and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Nicholas S. Schorsch

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

405 Park Avenue, 15th Floor

New York, New York 10022

(212) 415-6500

(Name and Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

With Copies to:

Peter M. Fass, Esq. PROSKAUER ROSE LLP Eleven Times Square New York, New York 10036-8299 Tel: (212) 969-3000 Fax: (212) 969-2900	Michael J. Choate, Esq. PROSKAUER ROSE LLP 70 West Madison, Suite 3800 Chicago, Illinois 60602-4342 Tel: (312) 962-3567 Fax: (312) 962-3551

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Calculation of Registration Fee

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	24,000,000	$9.50	$228,000,000	$0
Common Stock, $0.01 par value per share	1,000,000	$10.00	$10,000,000	$0

(1)	The proposed maximum offering price per share will equal $9.50 per share until adjusted by our board of directors.
(2)

Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the entire registration fee due under this registration statement with the remaining amount of the filing fee associated with the unsold securities from the Registrant’s registration statement on Form S-11, filed with the Securities and Exchange Commission on September 14, 2010, as amended (File No. 333-169355), registering securities for a maximum aggregate offering price of $1,737,500,000 (the “Prior Registration Statement”). Of that amount, the Registrant sold securities with an aggregate offering price of approximately $762,133,829. The associated filing fee for the unsold securities under the Prior Registration Statement ($69,543) is hereby used to offset the entire current registration fee due of $30,654.

PROSPECTUS

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

25,000,000 Shares of Common Stock

We are American Realty Capital – Retail Centers of America, Inc., a Maryland corporation, incorporated on July 29, 2010 to primarily acquire existing anchored, stabilized core retail properties, including power centers, lifestyle centers, grocery-anchored shopping centers and other need-based shopping centers which are located in the United States and at least 80% leased at the time of acquisition. We also may acquire enclosed mall opportunities which are located in the United States for de-malling and reconfiguration into an open air format and we may invest in real estate-related debt and investments secured by or representing an interest in the types of assets which we intend to acquire. We elected to be taxed as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with our taxable year ended December 31, 2012. Unless otherwise indicated or the context requires otherwise, in this prospectus, references to “our company,” “we,” “us” and “our” mean American Realty Capital – Retail Centers of America, Inc. and its consolidated subsidiaries.

With this prospectus we are offering participation in our Amended and Restated Distribution Reinvestment and Direct Stock Purchase Plan to record holders of our outstanding shares of common stock and affiliated program investors, as applicable. We refer to our Amended and Restated Distribution Reinvestment and Direct Stock Purchase Plan as the “Plan” in this prospectus. The Plan is being amended, effective as of September 29, 2014, which is 10 days following the date that notice of the amendment to add a direct stock purchase component and register 25,000,000 additional shares of common stock is being mailed to current Plan participants. Any current stockholder who joins or participates in the Plan will be considered a participant.

PLAN HIGHLIGHTS

•	You may invest all of your cash distributions that we pay to you in additional shares of our common stock without paying any dealer manager fees or sales commissions.

•	Once you are enrolled in the distribution reinvestment component of the Plan, cash distributions paid on the shares of your common stock will be automatically reinvested in additional shares of our common stock until you terminate your participation in the Plan or your participation is terminated by us. No minimum amount of shares is required to participate in the Plan.

•	Optional cash purchases under the Plan at an initial price of $10.00 per share, limited to 1,000,000 shares, subject to our right to reallocate all or any portion of such shares to the distribution reinvestment component of the Plan.

•	The purchase price for shares purchased with reinvested cash distributions under the Plan will be determined by our board of directors and will initially be $9.50 per share.

•	Your participation in the Plan is entirely voluntary and you may terminate your participation at any time. If you do not elect to participate in the distribution reinvestment component of the Plan, you will continue to receive any cash distributions paid on your shares of common stock.

You should read this prospectus carefully so you will know how the Plan works and then retain it for future reference. Investing in our common stock involves risks. You should carefully read and consider “Risk Factors” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

Prospectus dated September 19, 2014

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SUMMARY OF THIS OFFERING

The following summary below describes the principal terms of this offering and the Plan. You should carefully read the entire text of the Plan in Appendix A to this prospectus before you decide to participate in the Plan.

Shares Offered	25,000,000 shares of common stock, $0.01 par value per share.

Enrollment	No action is required if you are already participating in the Plan. If you are not already participating in the Plan, you can participate if you currently own shares of our common stock by completing and submitting an Authorization Form, which can be obtained by contacting us. No minimum amount of shares is required to participate in the Plan.

Reinvestment of Distributions	You will be able to purchase additional shares of our common stock by reinvesting any cash distributions paid on your shares of common stock.

Price per Share — Distribution Reinvestments	The purchase price for shares purchased with reinvested cash distributions under the Plan will be determined by our board of directors and will initially be $9.50 per share. Beginning with such time that we determine an estimated net asset value per share of common stock as determined by our board of directors from time to time, the purchase price will be based on such estimated value and we will supplement this prospectus with such information.

Direct Stock Purchase	Through the optional cash purchase component of the Plan, you may purchase shares of our common stock on a monthly basis.
Price per Share — Direct Stock Purchase	The initial price per share is $10.00, and will remain as such until such time that we determine an estimated net asset value per share of common stock. Beginning with such time that we determine an estimated net asset value per share of common stock and thereafter, the estimated net asset value per share of common stock as determined by our board of directors from time to time will be the price per share for direct stock purchases. The direct stock purchase option will be limited to 1,000,000 shares, subject to our right to reallocate all or any portion of such shares to the distribution reinvestment component of the Plan.

Plan Agent	We will serve as the agent of the Plan.

Source of Shares of Common Stock	Initially, shares of our common stock purchased pursuant to the Plan will come from our authorized but unissued shares of common stock. However, if our shares are listed on a national securities exchange, we may also purchase shares of our common stock in the open market.

Tracking Your Investment	You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the share balance in your Plan account.

Amendment, Suspension and Termination of the Plan	We may amend any aspect of the Plan or suspend or terminate the Plan for any reason by providing 10 days’ written notice to participants.

Use of Proceeds	The proceeds from this offering will be used for general corporate purposes, including, but not limited to, investment in properties, payment of fees and other costs, and funding for our share repurchase program.

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Plan Restrictions	A participant will not be able to acquire common stock under the Plan if the purchase would (i) cause its ownership to exceed 9.8% in value of the aggregate of our outstanding shares or 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of shares or (ii) violate any of the other share ownership restrictions imposed by our charter.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

American Realty Capital – Retail Centers of America, Inc., incorporated on July 29, 2010, is a Maryland corporation that elected to be taxed as a REIT beginning with its taxable year ended December 31, 2012. We seek to acquire existing anchored, stabilized core retail properties, including power centers, lifestyle centers, grocery-anchored shopping centers and other need-based shopping centers which are located in the United States and at least 80% leased at the time of acquisition. We also may acquire enclosed mall opportunities which are located in the United States for de-malling and reconfiguration into an open air format and we may invest in real estate-related debt and investments secured by or representing an interest in the types of assets which we intend to acquire..

Our executive offices are located at 405 Park Avenue, 15th Floor, New York, New York 10022. Our telephone number is 212-415-6500 and our fax number is 212-421-5799. Additional information about us and our affiliates may be obtained at www.americanrealtycap.com, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission, or SEC. You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following addresses:

American Realty Capital – Retail Centers of America, Inc.

405 Park Avenue, 15th Floor

New York, NY 10022

(212) 415-6500

Attn: Investor Services

You can read these filings over the Internet at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov for further information on the operation of the public reference facilities.

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DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the Plan is terminated comprise the incorporated documents:

Annual Report on Form 10-K	For the year ended December 31, 2013, filed with the SEC on March 10, 2014
Quarterly Report on Form 10-Q	For the quarter ended March 31, 2014, filed with the SEC on May 7, 2014 For the quarter ended June 30, 2014, filed with the SEC on August 11, 2014
Current Reports on Forms 8-K or 8-K/A, filed with the SEC on

January 16, 2014

March 10, 2014

April 8, 2014

May 30, 2014

June 2, 2014

June 10, 2014

June 16, 2014 (two filings on this date)

July 2, 2014

July 30, 2014

August 1, 2014

August 11, 2014

August 19, 2014

August 22, 2014

August 27, 2014

August 29, 2014

September 9, 2014

September 11, 2014

Definitive Proxy Statements and other proxy soliciting materials, filed with the SEC on	April 29, 2014

We are also incorporating by reference the description of common stock as set forth in our Registration Statement on Form S-11 (Registration No. 333-169355), which the SEC initially declared effective March 17, 2011, and in our Registration Statement on Form 8-A filed with the SEC on April 30, 2014, as each may be amended, supplemented or superseded. Upon request, we will provide to you, without charge, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Your request for copies should be directed to: American Realty Capital – Retail Centers of America, Inc., 405 Park Avenue, 15th Floor, New York, NY 10022, Attn: Investor Relations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases. You can also indemnify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following and related subjects may be impacted by a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements:

•	our use of proceeds of this offering;
•	our business investment strategy;
•	our ability to renew leases as they expire;
•	the performance and economic condition of our tenants;
•	our ability to make investments in a timely manner or on acceptable terms;
•	current credit market conditions and our ability to obtain long-term financing for our property investments in a timely manner and on terms that are consistent with what we project when we invest in the property;
•	the effect of the general market, real estate market, economic and political conditions;
•	our ability to make scheduled payments on our debt obligations;
•	our ability to generate sufficient cash flows to make distributions to our stockholders;
•	the degree and nature of our competition;
•	the availability of qualified personnel; and
•	our ability to maintain our qualification as a REIT.

The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to this prospectus. We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events, or other changes.

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TERMS AND CONDITIONS OF THE AMENDED AND RESTATED DISTRIBUTION REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

Purpose

1. What is the purpose of the Plan?

The primary purpose of the distribution reinvestment component of the Plan is to give our stockholders a convenient way to reinvest their cash distributions in additional shares of common stock. The optional cash purchase component of the Plan permits current stockholders to purchase shares of our common stock on a monthly basis in such amounts as determined by our board of directors.

Benefits and Disadvantages

2. What are the benefits and disadvantages of the Plan?

Benefits:

Before deciding whether to participate in the Plan, you should consider the following benefits of participation in the Plan:

•	You will realize the convenience of having all of your cash distributions (other than certain excluded distributions, as described in the Plan; references to “cash distributions” or “distributions” in this section entitled Terms and Conditions of the Amended and Restated Distribution Reinvestment and Direct Stock Purchase Plan will be deemed to refer to distributions other than such excluded distributions) automatically reinvested in additional shares of our common stock. Since we will credit fractional shares of common stock to your Plan account, you will receive full investment of your distributions.

•	The Plan also provides participants with the opportunity to purchase additional shares of common stock directly from us, if desired, by investing additional cash on a monthly basis, with or without enrolling in the distribution reinvestment component of the Plan.

•	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Plan account, including purchases and latest balances.

•	We, not you, will pay all costs of administering the Plan.

Disadvantages:

Before deciding whether to participate in the Plan, you should consider the following disadvantages of participation in the Plan:

•	Your reinvestment of cash distributions will result in your being treated for U.S. federal income tax purposes as having received, on the distribution payment date, a distribution equal to the fair market value of our common stock that you received. The distribution may give rise to a liability for the payment of income tax on our earnings and profits attributable to that distribution without providing you with immediate cash to pay the tax when it becomes due.

•	Because our common stock is not listed on a national securities exchange, the price for shares purchased under the Plan will not be determined by market conditions. This price may fluctuate based on the determination of our board of directors. These fluctuations may change the number of shares of our common stock that you receive. See Question 7 for a discussion of how the price for the shares is determined.

•	Your investment elections, and any changes or cancellations, must be received by us within specified time limits. If these time limits are not met, a delay may occur before your investment elections can be implemented. Please see Questions 6 and 10 for information on the time limit for participation in the Plan.

•	You may not pledge shares of common stock deposited in your Plan account unless you withdraw those shares from the Plan.

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Administration

3. Who will administer the Plan?

Plan agent.   We will serve as the agent of the Plan. We:

•	act as your agent;

•	keep records of all Plan accounts;

•	send your account statements to you; and

•	perform other duties relating to the Plan.

You should send all correspondence with us to:

American Realty Capital – Retail Centers of America, Inc.

405 Park Avenue, 15th Floor

New York, New York 10022

Affiliated transfer agent.   American National Stock Transfer, LLC or another entity we may designate, will serve as the transfer agent of the shares of common stock issued under the Plan. If you decide to transfer ownership of all or part of the shares of common stock held in your Plan account through gift, private sale or otherwise to a person or entity outside the Plan, you should send all correspondence to the below address:

Plan Registrar

c/o DST Systems Inc.

430 W. 7th St.

Kansas City, MO 64105-1407

Successor Plan agent.   We may appoint a new Plan agent at any time. We may resign as Plan agent at any time. In either such case, we will appoint a successor Plan agent, and we will notify you of such change.

Participation

4. Who is eligible to participate in the Plan?

Except as described below, the Plan is generally open to all holders of our common stock who elect to participate in the Plan. Participants can be individuals, trusts, retirement plans, corporations or other entities. You must notify us in the event that, at any time during your participation in the Plan, there is an inaccuracy of any representation under your subscription agreement or any material change in your financial condition, such as any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause you to fail to meet the suitability standards set forth in the prospectus for your initial purchase of our shares.

A stockholder may not participate in the Plan through distribution channels that would be eligible to purchase shares in our initial public offering of our common stock outside the Plan at prices below $9.50 per share.

Exclusion from Plan at Our Election.   Notwithstanding any other provision in the Plan, we reserve the right to prevent you from participating in the Plan for any reason. We may terminate your individual participation in the Plan by providing 10 days’ written notice to you.

Enrollment

5. How do I enroll in the Plan?

With respect to distribution reinvestments, no action is required if you are already participating in our predecessor distribution reinvestment plan. If you are eligible to participate in the Plan, you may join the Plan at any time. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

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The Authorization Form.   To enroll and participate in the Plan, you must complete an Authorization Form, which you can obtain by contacting us, and mail it to us at the address set forth in Question 3. If you are enrolling for distribution reinvestments, your form must be received no later than 10 days prior to the last day of the applicable period related to a distribution. If your form is received after the 10th day before the end of the distribution period, then you will receive a cash distribution for such distribution period and your enrollment will be processed for the distribution declared for the following distribution period. Authorization forms may be obtained at any time by telephonic, Internet or written request to us.

If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Authorization Form. If you are eligible to participate in the Plan, you may sign and return the Authorization Form to participate in the Plan at any time.

We will automatically reinvest any cash distributions paid on all shares of common stock that you have designated for participation in the Plan until you indicate otherwise or withdraw from the distribution reinvestment component of the Plan, or until we terminate the Plan or your participation. If you participate in the Plan, we will pay distributions on all shares of common stock held in your Plan account. We will credit the common stock purchased pursuant to the Plan to your Plan account.

If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, such broker, bank or other nominee in whose name your shares are held must submit a completed Authorization Form on your behalf.

6. When will my participation in the Plan begin?

Distribution Reinvestments. We will begin to reinvest distributions for the distribution period in which your Authorization Form is received, provided we receive such Authorization Form at least 10 days before the end of such applicable distribution period. Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

Direct Stock Purchases. You will begin making optional cash purchases in the month in which you deliver your Authorization Form and deposit your investment funds, provided we receive such Authorization Form and investment funds at least two business days before the date such funds are to be invested for a particular month. Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan or your participation in the Plan. The direct stock purchase option is limited to 1,000,000 shares, subject to our right to reallocate all or any portion of such shares to the distribution reinvestment component of the Plan.

Purchases

7. How are shares purchased under the Plan?

Source of the Shares of Common Stock.   Initially, shares of common stock purchased on your behalf by us under the Plan will come from our legally authorized but unissued shares of common stock. However, if our shares are listed on a national securities exchange, we may also purchase shares of our common stock in the open market.

Distribution Payment Dates.   We will pay distributions when, as and if authorized by our board of directors. We cannot assure you that we will continue to pay distributions according to this schedule, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future distributions. We will not be liable when conditions, including compliance with rules applicable to us as a REIT, the provisions of our charter and the rules and regulations of the SEC, prevent us from buying shares of common stock or interfere with the timing of such purchases.

Price of Shares of Common Stock.   The price of shares of common stock under the Plan will be determined by our board of directors from time to time.

Distribution Reinvestments. The purchase price for shares purchased with reinvested cash distributions under the Plan will be determined by our board of directors and will initially be $9.50. Our board of directors determined that the offering price for the Plan will initially be $9.50 per share, which is 95% of the $10.00 per share price in our initial public offering of our common stock. Beginning with such time that we determine an estimated net asset value per share of common stock, the purchase price will be based on such estimated value as determined by our board of directors from time to time and we will supplement this prospectus with such information.

The per share price pursuant to the distribution reinvestment component of the Plan was determined based in part upon U.S. federal income tax considerations. The United States Internal Revenue Service, or the IRS, has ruled that in connection with a reinvestment plan, a REIT may give a discount of up to 5% on the fair market value of the reinvested shares determined as of the date of distribution, as a result of the savings to the REIT resulting from directly issuing the reinvestment plan shares, but that a discount in excess of 5% will cause the distribution to the participants in the Plan to be treated as preferential, resulting in the entire distribution to all shareholders being a non-deductible preferential dividend that could jeopardize our ability to maintain our qualification as a REIT.

Direct Stock Purchases. The price of shares purchased by making optional cash payments under the Plan will be $10.00, and will remain as such until such time that we determine an estimated net asset value per share of common stock. Beginning with such time that we determine an estimated net asset value per share of common stock and thereafter, the estimated price per share for direct stock purchases will be the net asset value per share of common stock as determined by our board of directors from time to time.

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Our shares are not publicly traded and there is no established public trading market for the shares on which to base market value. We did not take into account the value of the underlying assets in determining the initial price per share. Investors are cautioned that common stock not publicly traded is generally considered illiquid and the estimated value per share may not be realized when an investor seeks to liquidate his or her common stock or if we were to liquidate our assets.

Number of Shares to be Purchased.   We will invest for you the total dollar amount equal to the cash distribution on all shares of common stock, including fractional shares, held in your Plan account or the optional cash amount delivered by you, as applicable. Subject to the maximum number of shares available under the direct stock purchase component of the Plan and the restrictions contained in our charter on transfer and ownership of shares of our common stock described in Question 17, there is no limit on the number of shares of common stock you may purchase through the Plan. We will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the fourth decimal place. We will deduct from the amount to be invested for you any amount that we are required to deduct for tax withholding purposes.

8. How can I make optional cash payment?

Participants may make an optional cash payment for the purchase of additional shares of common stock at any time.

(a) By Check. Participants can make additional cash investments by sending a check, payable to American Realty Capital – Retail Centers of America, Inc., in U.S. dollars drawn on a U.S. bank. Cash, traveler’s checks, money orders or third party checks are not acceptable. Optional cash investments may be mailed to us with the tear-off portion of an account statement or with detailed written instructions. Checks must be received by us at least two business days before an investment date in order to be invested on that date. When investing by check, participants do not need to invest the same amount each time and are under no obligation to make investments in any month or at any particular time.

(b) By Federal Funds Transfer Wire. Participants may wire funds for investment in the Plan using the below information.

Bank Name: UMB Bank, N.A.

Location: Kansas City, MO 64105

ABA Number: 101000695

Account of: DST FBO American Realty Capital – Retail Centers of America, Inc.

Investor Name:

Account #: 9871737225

Certificates

9. Will I receive certificates for shares purchased?

Book-Entry.   Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that we purchase for your account under the Plan in your name. We will credit such shares to your Plan account in “book-entry” form. This service protects against the loss, theft or destruction of certificates representing shares of common stock.

Issuance of Certificates.   Upon your written request to us, we will issue and deliver to you certificates for all whole and fractional shares of common stock credited to your Plan account. We will handle such requests at no cost to you.

Transfer Restrictions.   If you wish to pledge, sell or transfer shares of common stock to a person or entity, you must first request that we issue a certificate for the shares in your name. Please also see Question 16 which describes certain provisions of our charter which restrict transfer and ownership of shares.

Reports

10. How will I keep track of my investments?

Within 90 days after the end of each calendar year, we will send you a statement of account that will provide the following information with respect to your Plan account:

•	cash distributions received;

•	number of shares of common stock purchased (including fractional shares); and

•	price paid per share of our common stock.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Plan.

Withdrawal

11. How would I terminate or modify my participation in the Plan?

Withdrawal from the Plan.   You may terminate or modify your participation in the Plan at any time. In order to withdraw from the Plan, you must provide written notice to us. With respect to the distribution reinvestment component of the Plan, we must receive such written notice at least 10 days before the last day of the applicable distribution period. If your request to terminate or modify your participation in the Plan is received by us after the 10th day before the last day of the applicable distribution period, then we will process the reinvestment of your proceeds of the upcoming cash distribution in accordance with your existing instructions; your request will be processed by us for the distribution declared with respect to the following period. After we terminate your account, we will pay to you all cash distributions on shares of common stock owned by you unless you rejoin the Plan. With respect to an optional cash purchase, we must receive such written notice at least two business days before the applicable purchase date. We will return the funds from a canceled purchase without interest as soon as practical. No refund of a check or money order will be made until the funds have been actually received by us.

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Rejoining the Plan after Withdrawal.   After you withdraw from the Plan, you may again participate in the Plan at any time by filing a new Authorization Form with us.

Tax Considerations

12. What are the income tax consequences for participants in the Plan?

You are encouraged to consult your personal tax advisors with specific reference to your own tax situation and potential changes in the applicable law as to all U.S. federal, state, local, foreign and other tax matters in connection with the reinvestment of distributions under the distribution reinvestment component of the Plan, your tax basis and holding period for our common stock acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common stock. This Question 12 and Questions 13 through 17 provide a brief summary of the material U.S. federal income tax considerations applicable to the Plan, and this summary is for general information only, does not purport to address all aspects of taxation that may be relevant to a particular participant in light of its personal investment circumstances, or to certain types of participants (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers or foreign persons) subject to special treatment under the federal income tax laws, and is not tax advice. In particular, this summary generally does not address tax consequences to persons who are not “U.S. Stockholders.” In general, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) who or that is, for U.S. federal income tax purposes, (a) an individual citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current Treasury Regulations to continue to be treated as a United States person. If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock and participates in the Plan, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds shares of common stock and participates in the Plan should consult its own tax advisors regarding the tax consequences to the partner of participation in the Plan.

If a U.S. Stockholder elects to participate in the distribution reinvestment component of the Plan and is subject to U.S. federal income taxation, the U.S. Stockholder will incur a tax liability for distributions allocated to such U.S. Stockholder even though he, she or it has elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the distribution reinvestment component of the Plan. Specifically, the U.S. Stockholder will be treated as if he, she or it has received the distribution from us in cash and then applied such distribution to the purchase of additional shares of common stock. In addition, to the extent a U.S. Stockholder purchases shares of common stock through the distribution reinvestment component of the Plan at a discount to their fair market value, the U.S. Stockholder will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount.

As long as we qualify as a REIT, as in the case of nonreinvested cash distributions, the distributions that are reinvested under the distribution reinvestment component of the Plan (and not designated as capital gain dividends or qualified dividend income), including the discount from fair market value, will constitute taxable distributions to a U.S. Stockholder to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) allocable to the distributions, and any excess distributions first will constitute a tax-deferred return of capital that reduces the tax basis of his, her, or its common stock, but not below zero, and then capital gain to the extent the excess distribution exceeds his, her, or its tax basis in our common stock. In addition, if we designate part or all of our distributions as capital gain dividends, a U.S. Stockholder would treat those designated amounts as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain; provided , that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of: (a) the qualified dividend income received by us during such taxable year from C corporations, including any taxable REIT subsidiaries (generally, dividends that we receive will be treated as qualified dividends if the dividends are received from a regular, domestic C corporation, such as taxable REIT subsidiaries, and specified holding period and other requirements are met); (b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and (c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

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Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Distributions that we pay are not eligible for the dividends received deduction otherwise generally available to a stockholder that is a corporation.

A U.S. Stockholder’s tax basis in our common stock acquired under the distribution reinvestment component of the Plan generally will equal the total amount of distributions such U.S. Stockholder is treated as receiving. A U.S. Stockholder’s tax basis in our common stock acquired under the optional cash purchase component of the Plan generally will equal the cash purchase price for such common stock acquired. The holding period in the U.S. Stockholder’s common stock generally begins on the day following the date on which the common stock is credited to the U.S. Stockholder’s Plan account.

13. How are administrative expenses treated?

Although the matter is not free from doubt, based on certain private letter rulings obtained by other taxpayers, we intend to take the position that administrative expenses of the Plan that we pay do not give rise to constructive distributions to you.

14. What are the tax consequences of dispositions?

When you withdraw shares from the Plan, you will not realize any taxable income. A U.S. Stockholder may recognize a gain or loss upon his, her or its disposition of common stock received under the Plan. The amount of any gain or loss recognized will be the difference between the amount of cash and fair market value of property received for the common stock, and the U.S. Stockholder’s tax basis in the common stock. Generally, gain or loss recognized on the disposition of common stock acquired under the Plan will be treated for U.S. federal income tax purposes as capital gain or loss if the U.S. Stockholder does not hold the common stock as a dealer. The capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Stockholder’s holding period for the common stock exceeds one year, except that, to the extent of any capital gain dividends received with respect to a U.S. Stockholder’s common stock, capital losses on common stock held for six months or less will be treated as long-term capital losses.

15. How are backup withholding and information reporting provisions applied to you?

In general, any distribution reinvested under the distribution reinvestment component of the Plan is not subject to U.S. federal income tax withholding, unless you are not a U.S. Stockholder and as such are otherwise subject to such withholding on cash dividends received from us, in which case, only the net amount of the distribution, after deduction for any such withholding, will be reinvested under the Plan. We, as the Plan agent, or a successor Plan agent, may be required, however, to deduct as “backup withholding” at rates described below a portion of all distributions paid to a U.S. Stockholder, regardless of whether those distributions are reinvested pursuant to the distribution reinvestment component of the Plan. Similarly, we may be required to deduct backup withholding from all proceeds of sales of common stock held in a U.S. Stockholder’s Plan account. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Stockholder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number on an IRS Form W-9 (or an appropriate substitute form), certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholder who fails to certify its non-foreign status. Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the distribution reinvestment component of the Plan. Therefore, if a U.S. Stockholder is subject to backup withholding, such U.S. Stockholder’s distributions to be reinvested under the distribution reinvestment component of the Plan will be reduced by the backup withholding amount.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against such U.S. Stockholder’s U.S. federal income tax liability; provided, that the required information is furnished to the IRS.

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Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (a) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity (as the beneficial owner or, in certain cases, as an intermediary for the beneficial owners) unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. These rules generally will apply to payments of dividends on our common stock made after June 30, 2014 and generally will apply to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2016. We will not pay any additional amounts in respect of any amounts withheld. You are encouraged to consult your tax advisor regarding the particular consequences to you of this rule.

We will send an IRS Form 1099-DIV to you and to the IRS after the end of each year, reporting all distribution income you received during the year on your common stock.

16. Are there any other U.S. federal income taxes that may apply to you for participating in the Plan?

Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of shares of our common stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such shares.

17. Is there any limit on the amount of common stock I can purchase pursuant to the Plan?

For us to qualify as a REIT, no more than 50% in value of our outstanding stock may be actually or constructively owned by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year, which we refer to as the closely-held requirement, and our outstanding common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a short taxable year. Our charter contains restrictions on ownership and transfer of shares, which we refer to collectively as the ownership limitation, to, among other purposes, help ensure compliance with these requirements. The ownership limitation provides that no holder of our stock may own, or be deemed to own by virtue of any of the attribution rules of the Internal Revenue Code, more than 9.8% in value of the aggregate of our outstanding stock or 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of our outstanding stock. However, our charter provides that this ownership limit may be modified, prospectively or retroactively either entirely or with respect to one or more persons, by our board of directors, if such modification does not jeopardize our status as a REIT and our board of directors received certain representations and undertakings required by our charter. As a condition of such modification, the board of directors may require opinions of counsel satisfactory to it or an undertaking from the applicant with respect to preserving our status as a REIT. The ownership limitation will not apply if the board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Any acquisition of shares of common stock under the Plan is subject to being voided, ab initio, in the event that acquisition would result in a violation of the ownership limitation, the closely-held requirement or the 100 stockholder requirement, or certain other requirements or restrictions that could jeopardize our status as a REIT. If your acquisition is voided, you will receive in cash any distributions that were to be reinvested, without interest.

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Other Provisions

18. How can I vote my shares?

We will send you proxy materials for any meeting of stockholders that will set forth matters to be voted upon and contain a proxy card or other instructions for voting your shares. You may vote your shares of common stock either by designating your vote on the proxy card, by voting in accordance with other instructions or by voting such shares in person at the meeting of stockholders.

19. What are your and the Plan agent’s responsibilities?

We, as the Plan agent or otherwise, and any of our agents, in administering the Plan, are not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which shares of our common stock are purchased or sold for a participant’s account. We and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable law, including federal securities laws. We specifically disclaim any responsibility for any of our actions or inactions in connection with the administration of the Plan. None of our directors, officers, or stockholders or our agents will have any personal liability under the Plan.

20. How will a stock split affect my Plan account?

We will adjust your account to reflect any stock split, reverse stock split or distribution payable in shares of common stock. In such event, we will receive and credit to your Plan account the applicable number of full shares and the value of any fractional shares.

21. Can I pledge my shares under the Plan?

You may not pledge any shares of common stock credited to your Plan account. Any attempted pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw the shares from the Plan.

22. How can I transfer my shares?

You may transfer ownership of all or part of the shares of common stock held in your Plan account through gift, private sale or otherwise. To transfer your shares to another person or entity you will need to mail to the Plan registrar, at the address in Question 3, a completed transfer form and an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) completed by the person or entity to whom you are transferring your shares. Please contact the transfer agent if you have any questions or need additional information. Prior to the listing of our common stock on a national securities exchange, your transfer of shares will terminate participation in the Plan with respect to such transferred shares as of the first day of the distribution period in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates to us that such transferee meets the requirements for participation in the Plan and affirmatively elects participation by delivering an executed Authorization Form.

23. Can the Plan be amended, suspended or terminated?

We reserve the right to terminate a participant’s participation in the Plan or to terminate or suspend the Plan itself at any time upon 10 days’ written notice to the individual participant or all participants, as the case may be. We also may amend the Plan by providing notice at least 10 days prior to the effective date of the amendment.

24. What happens if you terminate the Plan?

If we terminate the Plan, we will send to each participant (i) a statement of account detailing the items listed in Question 9 and (ii) a check for the amount of any distributions and other amounts in the participant’s account that have not been invested in shares. Our record books will be revised to reflect the ownership of record of the participant’s full shares and the value of any fractional shares standing to the credit of each participant’s account based on the market price of the shares. Any future distributions made after the effective date of the termination will be sent directly to the former participant.

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25. Are there any risks associated with the Plan?

Your investment in shares purchased under the Plan is no different from any investment in shares that you hold directly. We cannot assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the fair market value or market price with respect to shares of common stock purchased under the Plan. We encourage you to carefully consider the various risks associated with an investment in our common stock set forth in “Risk Factors” contained in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

26. How will you interpret and regulate the Plan?

We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any actions taken by us.

27. What law governs the Plan?

The laws of the State of Maryland will govern the Plan and the participants’ election to participate in the Plan.

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USE OF PROCEEDS

We intend to use the net proceeds from the sale of shares under the Plan for general corporate purposes, including purchasing additional properties, funding operating or capital expenses associated with our existing properties or for funding the share repurchase program. We have no basis for estimating the number of shares that will be sold. We also intend to use up to 1.5% of such net proceeds from the sale of shares under the Plan for organizational and offering expenses, to the extent such expenses are incurred.

PLAN OF DISTRIBUTION

We are offering a maximum of 25,000,000 shares through the Plan, consisting of 24,000,000 shares being offered under the distribution reinvestment portion of the Plan, and 1,000,000 shares being offered under the direct stock portion of the Plan. We have no basis for estimating the number of shares that will be sold. We will not pay any selling commissions or dealer manager fees in connection with the sale of shares pursuant to the Plan.

EXPERTS

The audited consolidated financial statements and financial statement schedule of American Realty Capital – Retail Centers of America, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The statement of revenues and certain expenses of The Streets of West Chester incorporated by reference in this prospectus and elsewhere in the registration statement from the Company’s Form 8-K/A Amendment No. 1 for the year ended December 31, 2013 filed on June 16, 2014 has been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon for us by Venable LLP.

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INVESTOR SUITABILITY STANDARDS

We have established financial suitability standards for investors who purchase shares of our common stock. New participants should carefully review the following suitability standards to determine whether they are eligible to participate in the Plan. These standards require you to meet the applicable criteria below. In determining your net worth, do not include your home, home furnishings or your automobile.

General Standards for all Investors

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000.

Alabama

•	In addition to the general suitability requirements described above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

California

•	In addition to the general suitability requirements described above, a California investor must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $120,000 with the investors’ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobiles).

Iowa

•	In addition to the general suitability requirements described above, the maximum investment allowable in us and our affiliates is 10% of an Iowa investor’s net worth.

Kansas

•	In addition to the general suitability requirements described above, it is recommended that investors should invest, in the aggregate, no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Kentucky

•	Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Maine

•	The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Massachusetts

•	Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in us and our affiliates cannot exceed 10% of the Massachusetts resident’s net worth.

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Michigan

•	The maximum investment allowable in us for a Michigan investor is 10% of his or her net worth.

Missouri

•	In addition to the general suitability requirements described above, no more than ten percent (10%) of any one Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

Nebraska

•	In addition to the general suitability requirements described above, investors must have either (a) a minimum net worth of $350,000 or (b) a minimum net worth of $100,000 and an annual income of $70,000. Nebraska investors must also limit their investment in us and our affiliates not to exceed 10% of the investor’s net worth.

New Mexico

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. A New Mexico investor’s aggregate investment in us and our affiliates may not exceed ten percent (10%) of his or her net worth.

North Dakota

•	North Dakota investors must represent that, in addition to the general suitability requirements described above, they have a net worth of at least ten times their investment in our offering.

Ohio

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. An Ohio investor’s aggregate investment in us and our affiliates may not exceed ten percent (10%) of his or her net worth.

Oregon

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in us and our affiliates also cannot exceed 10% of the Oregon resident’s net worth.

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Pennsylvania

•	The maximum investment allowable in us for a Pennsylvania investor is 10% of his or her net worth.

Tennessee

•	In addition to the general suitability requirements described above, the investors’ maximum investment in our shares and the shares of our affiliates shall not exceed 10% of the Tennessee resident’s liquid net worth.

Washington

•	An investor must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in us and our affiliates also cannot exceed 10% of the Washington resident’s net worth.

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LIMITATION OF LIABILITY AND INDEMNIFICATION OF
OUR DIRECTORS, OFFICERS AND OUR ADVISOR

Except as set forth below or under Maryland law, our charter and bylaws limit the personal liability of our directors and officers to us and our stockholders for monetary damages and require us to indemnify and, without requiring a preliminary determination of the ultimate entitlements to indemnification, pay or reimburse the reasonable expenses in advance of final disposition of a proceeding to:

•	any individual who is a present or former director or officer of our company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity;

•	any individual who, while a director or officer of our company and at the request of our company, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity;

•	our advisor and any of its affiliates, acting as an agent of our company; or

•	the service provider or any of its affiliates.

Our charter provides that a director, our advisor or any of its affiliates or the service provider or any of its affiliates may not be indemnified by us for losses suffered by him, her or it or held harmless for losses suffered by us unless all of the following conditions are met:

•	the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;

•	the person seeking indemnification was acting on our behalf or performing services for us; and

•	the liability or loss was not the result of (a) negligence or misconduct by the director (other than an independent director), our advisor or its affiliates or the service provider or its affiliates or (b) gross negligence or willful misconduct by an independent director.

In addition, any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from the stockholders. Indemnification could reduce the legal remedies available to us and the stockholders against the indemnified individuals.

This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

Our charter also prohibits us from providing indemnification for losses and liabilities arising from alleged violations of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of us were offered or sold as to indemnification for violation of securities laws.

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Our charter further prohibits us from paying or reimbursing the reasonable legal expenses and other costs incurred by a director, our advisor or any affiliate of our advisor or the service provider or any affiliate of the service provider, in advance of final disposition of a proceeding, unless:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services for us or on our behalf by the person seeking indemnification;

•	the person seeking indemnification provides us with a written affirmation of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification;

•	the proceeding was initiated by a third party who is not a stockholder or, if initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such reimbursement or advancement of expenses; and

•	the person seeking indemnification provides us with a written undertaking to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest, if it is ultimately determined that the person seeking indemnification did not comply with the requisite standard of conduct.

Provided the above conditions are met, we have also agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from any loss or liability arising out of the performance of their obligations under the advisory agreement. As a result, we and our stockholders may be entitled to a more limited right of action than we and you would otherwise have if these indemnification rights were not included in the charter and bylaws or the advisory agreement.

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APPENDIX A

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT AND

DIRECT STOCK PURCHASE PLAN

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

EFFECTIVE AS OF SEPTEMBER 29, 2014

American Realty Capital – Retail Centers of America, Inc., a Maryland corporation (the “Company”), has adopted this Amended and Restated Distribution Reinvestment and Direct Stock Purchase Plan (the “Plan”), to be administered by the Company, or a third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1. Election to Participate.  Any purchaser or holder of shares of common stock of the Company, par value $0.01 per share (the “Shares”), may become a Participant by delivering a completed and executed authorization form to the Administrator, which can be obtained from the Administrator. Any stockholder who has not previously elected to participate in the Plan may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator.

2. Distribution Reinvestment.  This Section 2 applies only to the distribution reinvestment component of the Plan. The Administrator will receive all cash distributions (other than Excluded Distributions (as defined below)) paid by the Company with respect to Shares of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Section 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Shares will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. Participants in the distribution reinvestment component of the Plan generally are required to have the full amount of their Shares owned by them be subject to participation in the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all the Participant’s Shares to be subject to participation in the Plan. As used in this Plan, the term “Excluded Distributions” shall mean those Distributions designated as Excluded Distributions by the board of directors of the Company (the “Board”).

3. Direct Stock Purchases. A Participant may make optional cash purchases by delivering to the Administrator a completed and executed authorization form and the Participant’s investment funds, provided such authorization form and investment funds are received at least two (2) business days before the date such funds are to be invested for a particular month.

4. General Terms of Plan Investments.

(a)	The Company intends to offer Shares pursuant to the distribution reinvestment component of the Plan initially at $9.50 per Share, which is 95% of the $10.00 per Share price in the Company’s initial public offering of the Shares, until such time that the Company determines an estimated net asset value per Share. Beginning with such time that the Company determines an estimated net asset value per Share and thereafter, the per Share price pursuant to the distribution reinvestment component of the Plan will be equal to the estimated net asset value per Share as determined by the Board from time to time. The price per Share pursuant to the distribution reinvestment component of the Plan shall be as set forth in this paragraph (a) regardless of the price per Share paid by the Participant for the Shares in respect of which the Distributions are paid. In no event shall the price per Share pursuant to the distribution reinvestment component of the Plan be less than 95% of the fair market value per Share on the date the Distribution is paid.
(b)	The Company intends to offer Shares pursuant to the direct stock purchase component of the Plan initially at $10.00 per Share, until such time that the Company determines an estimated net asset value per Share. The direct stock purchase component will be limited to 1,000,000 Shares, subject to the Company’s right to reallocate all or any portion of such Shares to the distribution reinvestment component of the Plan. Beginning with such time that the Company determines an estimated net asset value per Share and thereafter, the price per Share for direct stock purchases will be the estimated net asset value per Share as determined by the Board from time to time.

(c)	A stockholder may not participate in the Plan through distribution channels that would be eligible to purchase shares in the Company’s initial public offering of Shares pursuant to the Company’s Registration Statement (File No. 333-169355) (the “Initial Offering”) outside the Plan at prices below $9.50 per share.

(d)	Selling commissions will not be paid for the Shares purchased pursuant to the Plan.

(e)	Dealer manager fees will not be paid for the Shares purchased pursuant to the Plan.

(f)	For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions, if any, received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(g)	Distributions shall be invested in Shares by the Administrator on the payment date with respect to such Distributions.

(h)	Participants may acquire fractional Shares, computed to four decimal places, so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.

(i)	A Participant will not be able to acquire Shares under the Plan to the extent such purchase would cause it to exceed the Ownership Limit (as defined below) or other Share ownership restrictions imposed by the Company’s charter (as may be amended, amended and restated, supplemented or otherwise modified from time to time). For purposes of this Plan, “Ownership Limit” shall mean the prohibition on beneficial ownership of more than 9.8% in value of the aggregate outstanding shares of stock of the Company and more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of the shares of stock of the Company.

5. Absence of Liability.  The Company and the Administrator shall not have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. The Company and the Administrator shall not be liable for any act done in good faith, or for any good faith omission to act hereunder.

6. Suitability.  Each Participant shall notify the Administrator if, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s prospectus for the Participant’s initial purchase of Shares.

7. Reports to Participants.  Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Section 6 hereof, the Participant is required to notify the Administrator if there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Shares becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.

8. Taxes.  Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.

9. Termination.

(a)	A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective with respect to any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.

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(b)	Prior to the listing of the Shares on a national securities exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

10. State Regulatory Restrictions.  The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.

11. Amendment to, or Suspension or Termination of, the Plan.

(a)	Except for Section 9(a) of this Plan, which shall not be amended prior to a listing of the Shares on a national securities exchange, the terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by providing notice at least ten (10) days prior to the effective date thereof to each Participant.

(b)	The Administrator may terminate a Participant’s individual participation in the Plan and the Company may terminate or suspend the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c)	After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions and other amounts in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.

12. Participation by Limited Partners of American Realty Capital Retail Operating Partnership, L.P.  For purposes of this Plan, “stockholders” shall be deemed to include limited partners of American Realty Capital Retail Operating Partnership, L.P. (the “Partnership”), “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.

13. Governing Law.  This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.

14. Notice.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to: Plan Registrar, c/o DST Systems, Inc., 430 W. 7th St. Kansas City, MO 64105-1407, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any change of address.

15. Certificates.  The ownership of the Shares will be in book-entry form prior to the issuance of certificates. The Company will not issue share certificates except to stockholders who make a written request to the Administrator.

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PROSPECTUS

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT

AND DIRECT STOCK PURCHASE PLAN

25,000,000 SHARES OF COMMON STOCK

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

September 19, 2014

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with the issuance and distribution of the Shares registered hereby:

Securities and Exchange Commission Registration fee	$—
Blue Sky Fees and Expenses	$100,000
Legal Fees and Expenses	$200,000
Accounting Fees and Expenses	$100,000
Transfer Agent Fees	$1,500,000
Printing, Mailing Expenses	$1,600,000
Total	$3,500,000

Item 15. Indemnification of Directors and Officers.

We are permitted to limit the liability of our directors and officers to us and our stockholders for monetary damages and to indemnify and advance expenses to our directors, officers and other agents, only to the extent permitted by Maryland law and the NASAA REIT Guidelines.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in a proceeding unless the following can be established: (i) an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Subject to the limitations of Maryland law and to any additional limitations contained therein, our charter limits directors’ and officers’ liability to us and our stockholders for monetary damages, requires us to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our directors, our officers, our advisor, the service provider or any of their affiliates and permits us to provide such indemnification and advance of expenses to our employees and agents. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

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However, as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify our directors, our advisor and its affiliates and the service provider and its affiliates for losses or liability suffered by them and to hold them harmless for losses or liability suffered by us by requiring that: (i) the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the person seeking indemnification was acting on our behalf or performing services for us; and (iii) the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct.

In any such case, the indemnification or agreement to indemnify is recoverable only out of our net assets and not from the assets of our stockholders.

In addition, we will not indemnify any director, our advisor or any of its affiliates or the service provider or any of its affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations; (ii) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (iii) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

We have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us and/or on our behalf from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.

Finally, our charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by a director, our advisor or any of its affiliates or the service provider or any of its affiliates in advance of final disposition of a proceeding only if all of the following additional conditions are satisfied: (i) the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement; (iii) the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and (iv) the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to have complied with the requisite standard of conduct.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

Item 16. Exhibits

(a) The following documents are filed as part of this Registration Statement:

Exhibit No.	Description
5.1	Opinion of Venable LLP regarding the legality of the securities being registered
23.1	Consent of Venable LLP (included as part of Exhibit 5.1)
23.2	Consent of Grant Thornton LLP — American Realty Capital – Retail Centers of America, Inc.
24.1	Power of Attorney (included on the signature page)

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Item 17. Undertakings.

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The Registrant undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

(f) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on this 19th day of September, 2014.

American Realty Capital – Retail Centers of America, Inc.
By:	/s/ Nicholas S. Schorsch

Nicholas S. Schorsch
Chief Executive Officer and
Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nicholas S. Schorsch as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement for American Realty Capital – Retail Centers of America, Inc. on Form S-3 and all pre- and post-effective amendments to the Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent and his substitutes may lawfully do or cause to be done by virtue hereof.

/s/ Edward G. Rendell	Independent Director	September 19, 2014
Edward G. Rendell

/s/ David Gong	Independent Director	September 19, 2014
David Gong

/s/ William G. Stanley	Independent Director	September 19, 2014
William G. Stanley

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Capacity	Date
/s/ Nicholas S. Schorsch		Chief Executive Officer and	September 19, 2014
Nicholas S. Schorsch		Chairman of the Board of Directors

/s/ Edward M. Weil, Jr.		President, Chief Operating Officer and Secretary	September 19, 2014
Edward M. Weil, Jr.

/s/ Nicholas Radesca		Interim Chief Financial Officer	September 19, 2014
Nicholas Radesca

/s/ William M. Kahane		Director	September 19, 2014
William M. Kahane

*		Independent Director	September 19, 2014
Edward G. Rendell

*		Independent Director	September 19, 2014
David Gong

*		Independent Director	September 19, 2014
William G. Stanley

*By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Attorney-in-fact